As filed with the Securities and Exchange Commission on June 2, 2000
                          Registration No. 333-________
        ================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          LIFE PARTNERS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

     Massachusetts                                       14-2488828
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                                6614 Sanger Ave.
                                Waco, Texas 76710
                    (Address of principal executive offices)

         LIFE PARTNERS HOLDINGS, INC. OMNIBUS EQUITY COMPENSATION PLAN
                            (Full title of the Plan)

                                 R. Scott Peden
                                6614 Sanger Ave.
                                Waco, Texas 76710
                                 (254) 751-7797
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                       Proposed
                                       Maximum     Proposed Max-     Amount of
 Title of Securities  Amount To Be  Offering Price imum Aggregate   Registration
  To Be Registered   Registered (1)  Per Share (2) Offering Price(2)  Fee (2)
--------------------------------------------------------------------------------
Common Stock,          3,000,000        $22.50       $67,500,000        $4,320
$.01 par value           shares
--------------------------------------------------------------------------------
(1) The number of shares being registered is the number of shares issuable under the Life Partners Holdings, Inc. Omnibus Equity Compensation Plan (the "Plan"), pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

(2) Based upon the average of the bid and asked prices for the registrant's common stock reported on the NASDAQ OTC/Bulletin Board on May 31, 2000, for purposes of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        Life Partners Holdings, Inc. (the "Company") incorporates by reference into this Registration Statement:

        (1) the latest annual report of the Company filed pursuant to Section13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act") that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

        (2) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (1) above; and

        (3) all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        The following description of our capital stock is only a summary and is not complete. You should read the full text of our Articles of Organization and Bylaws, which were filed as exhibits to our annual report on Form 10-KSB for the fiscal year ended February 29, 2000.

Authorized And Outstanding Capital Stock

        Our authorized capital stock consists of 10,000,000 shares of common stock, $.01 par value per share, all of which were outstanding as of June 2, 2000. No preferred stock is authorized. Of the outstanding shares, we hold 1,845,000 shares as treasury stock, which we have reserved for awards under our Plan. On January 21, 2000, when current management acquired control of the Company through a share exchange, we granted stock options covering 907,772 shares, all of which were simultaneously exercised, and we granted stock awards

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

of 250,000 shares. As of June 2, 2000, we had no outstanding options, warrants or similar rights to acquire common stock.

        Holders of our common stock are entitled to one vote per share on all matters upon which shareholders have the right to vote. Cumulative voting is not permitted. Holders of our common stock are entitled to receive ratably any dividends as may be declared by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive or other subscription or conversion rights. Our President, Mr. Brian D. Pardo, created the treasury stock when he contributed 3,000,000 shares that he beneficially owned to the Company for stock options, stock grants and other equity incentive awards. He holds a reversionary right to reacquire any treasury shares that we do not use or reserve for use under stock awards by January 19, 2001. There are no redemption or sinking fund provisions applicable to our common stock.

Transfer Agent And Registrar

        The transfer agent and registrar for our common stock is Executive Registrar and Transfer Agency, Inc., Phoenix, Arizona.

Listing

        Our stock is traded on the Nasdaq OTC Bulletin Board under the symbol "LPHI".

Item 6. Indemnification of Directors and Officers.

General Laws Of Massachusetts

Chapter 156B: Section 67. Indemnification of officers and directors.

        Section 67. Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

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


        No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

        The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

        A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

Corporate Policy

        Our corporate policy is to provide indemnification to any and all officers and directors as provided under Massachusetts law for any action arising from acts performed in their capacity as officers and directors.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

        (1) The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration

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

Fee" table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2) The undersigned  Registrant  hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waco, State of Texas, on June 1, 2000.

                          LIFE PARTNERS HOLDINGS, INC.

                                       By: /s/ Brian D. Pardo
                                           -----------------------------------
                                           Brian D. Pardo
                                           President and Chief Executive Officer


                                Power of Attorney

        Each person whose signature appears below constitutes and appoints Brian
D. Pardo as his attorney-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                        Title                     Date
        ---------                        -----                     ----

                               President and Director
/s/Brian D. Pardo              (Principal Executive Officer)     June 2, 2000
---------------------------
Brian D. Pardo


                               Treasurer (Principal
                               Financial and Accounting
/s/Jacquelyn Davis             Officer)                          June 2, 2000
---------------------------
Jacquelyn Davis


                               Corporate Clerk (Secretary)
/s/R. Scott Peden              and Director                      June 2, 2000
---------------------------

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


                                  EXHIBIT INDEX

 Exhibit Number                    Description
 --------------                    -----------

     23.3          Consent of Gray & Nortcutt, Inc.
     99.1          Life Partners Holdings, Inc. Omnibus Equity Compensation Plan


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